EXHIBIT 21.1

SUBSIDIARIES OF HPS CORPORATE LENDING FUND

HLEND Holdings A, L.P.	Delaware
HLEND Holdings B, L.P.	Delaware
HLEND Holdings C, L.P.	Delaware
HLEND Holdings D, L.P.	Delaware
HLEND Holdings E, L.P.	Delaware
HLEND Holdings A GP, LLC	Delaware
HLEND Holdings B GP, LLC	Delaware
HLEND Holdings C GP, LLC	Delaware
HLEND Holdings D GP, LLC	Delaware
HLEND Holdings E GP, LLC	Delaware
HLEND CLO 2023-1, LLC	Delaware
HLEND CLO 2023-1 Investments, LLC	Delaware
HLEND FEP, LLC	Delaware
HLEND OTM, LLC	Delaware
HLEND Lux SARL	Luxembourg
HLEND CLO 2024-2 Investments, LLC	Delaware
HLEND CLO 2024-2, LLC	Delaware
HLEND CLO 2025-3 Investments, LLC	Delaware
HLEND CLO 2025-3, LLC	Delaware
HLEND CLO 2025-4 Investments, LLC	Delaware
HLEND CLO 2025-4, LLC	Delaware
HLEND CLO 2026-5 Investments, LLC	Delaware
HLEND CLO 2026-5, LLC	Delaware
HLEND QS Lux SARL	Luxembourg
HLEND DS Lux SARL	Luxembourg

BUSINESS.31035306.1